SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Nektar Therapeutics

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NEKTAR THERAPEUTICS

201 Industrial Road

San Carlos, California 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Nektar Therapeutics, a Delaware corporation. We will hold the meeting on Thursday, June 7, 2007, at 1:00 p.m. local time at the San Mateo Marriott located at 1770 S. Amphlett Blvd., San Mateo, CA 94402 for the following purposes:

1.	To elect three directors to hold office until the 2010 Annual Meeting of Stockholders.

2.	To ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is April 12, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Gil M. Labrucherie
General Counsel and Secretary

San Carlos, California

April 25, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

NEKTAR THERAPEUTICS

201 Industrial Road

San Carlos, California 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

WHY AM I RECEIVING THESE MATERIALS?

We sent you this proxy statement and the enclosed proxy card because the board of directors of Nektar Therapeutics is soliciting your proxy to vote at the 2007 annual meeting of stockholders. We invite you to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 25, 2007 to all stockholders of record entitled to vote at the annual meeting.

WHO CAN VOTE AT THE ANNUAL MEETING?

Only stockholders of record at the close of business on April 12, 2007 will be entitled to vote at the annual meeting. On this record date, there were 91,642,297 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 12, 2007 your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 12, 2007 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

WHAT AM I VOTING ON?

There are two matters scheduled for a vote:

•	Election of three directors to serve until the 2010 annual meeting of stockholders;

•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

HOW DO I VOTE?

You may either vote “For” all the nominees to the board of directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

2.	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

3.	To vote over the telephone, dial toll-free (866) 540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 6, 2007 to be counted.

4.	To vote on the Internet, go to www.proxyvoting.com/nktr to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on June 6, 2007 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

HOW MANY VOTES DO I HAVE?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 12, 2007.

WHAT IF I RETURN A PROXY CARD BUT DO NOT MAKE SPECIFIC CHOICES?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” the ratification of the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. We will not pay our directors and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy card with a later date.

2.	You may send a written notice that you are revoking your proxy to our Secretary, care of Nektar Therapeutics, at 201 Industrial Road, San Carlos, California 94070.

3.	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR’S ANNUAL MEETING?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2007, to our Secretary, care of Nektar Therapeutics, 201 Industrial Road, San Carlos, California 94070. If you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, pursuant to our bylaws you must provide specified information to us no earlier than March 9, 2008 and no later than the close of business on April 8, 2008. You are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.

HOW ARE VOTES COUNTED?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and with respect to the second and third proposals, “Against” votes, abstentions and broker non-votes. Our Bylaws provide that abstentions will have no effect and will not be counted towards the vote total for any proposal. Broker non-votes will also have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•	For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•

To be approved, Proposal No. 2 ratifying the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007 must receive a “For” vote from the majority of the shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will have no effect.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, there were 91,642,297 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class shall serve for the remainder of the full term of that class until that director’s successor is elected and qualified, including vacancies created by an increase in the number of directors.

The board of directors is presently comprised of nine members. There are three directors in the class whose term of office expires in 2007: Chris Kuebler, Irwin Lerner and John Patton. Each of the nominees listed below is currently a director of the Company. Each of Messrs. Kuebler, Lerner and Dr. Patton were previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2010 annual meeting, until their successors are elected and have qualified, or until the earlier of their death, resignation or removal. Howard W. Robin was appointed as our President and Chief Executive Officer in January 2007. On February 14, 2007, the board of directors increased the number of board members to nine and appointed Mr. Robin as a director to fill the newly created vacancy. It is our policy to encourage all members of our board of directors and nominees recommended by the nominating and corporate governance committee to attend the annual meeting of stockholders. All of the nominees for election as a director and all other directors attended the 2006 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the nominating and corporate governance committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term of office as a director will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2010 ANNUAL MEETING

Christopher A. Kuebler

Christopher A. Kuebler, age 53, has served as our director since December 2001. Mr. Kuebler served as Chairman of the Board of Covance Inc., a drug development services company, from January 1997 to December 2005 and from November 1994 to December 2004, served as its Chief Executive Officer. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories Inc., a diversified health care company. From January 1986 until March 1993, Mr. Kuebler served in various commercial positions for Abbott Laboratories’ Pharmaceutical Division and was that Division’s Vice President, Sales and Marketing prior to taking the position of Corporate Vice President, European Operations. Mr. Kuebler holds a B.S. in Biological Science from Florida State University.

Irwin Lerner

Irwin Lerner, age 76, has served as our director since April 1999. Since November 2006, Mr. Lerner has served as the Interim President and Chief Executive Officer of Medarex Inc., a monoclonal antibody products company, for which Mr. Lerner has served as a director since 1995 and Chairman of the Board since 1997. Mr. Lerner served as Chairman of the Board and on the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and health care company, from January 1993 until his retirement in September 1993, and from

1980 through December 1992, also served as its President and Chief Executive Officer. He served for 12 years on the board of the Pharmaceutical Manufacturers’ Association where he chaired the Association’s FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently a Distinguished Executive-in-Residence at Rutgers University Business School. Mr. Lerner is also a director of Covance Inc., a drug development services company, Panacos Pharmaceuticals Inc., an anti-viral products company, and Genmab A/S, a biotechnology company.

John S. Patton, Ph.D.

John S. Patton, Ph.D., age 60, our co-founder, has served as Chief Scientific Officer since November 2001 and as a director since July 1990. Dr. Patton served as Vice President, Research from December 1991 to November 2001. He served as our President from the Company’s incorporation in July 1990 to December 1991. From 1985 to 1990, Dr. Patton was a Project Team Leader with Genentech, Inc., a biotechnology company, where he headed their non-invasive drug delivery activities. Dr. Patton was on the faculty of the Marine Science and Microbiology Departments at the University of Georgia from 1979 through 1985, where he was granted tenure in 1984. Dr. Patton received a B.S. in Zoology and Biochemistry from Pennsylvania State University, an M.S. from the University of Rhode Island, a Ph.D. in Biology from the University of California, San Diego and received post doctorate fellowships from Harvard Medical School and the University of Lund, Sweden, both in biomedicine. Dr. Patton is also a director of Halozyme Therapeutics, Inc., a biopharmaceutical company.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

Michael A. Brown

Michael A. Brown, age 48, has served as our director since September 2002. Mr. Brown serves as Chairman of Line 6, a private company supplying musical instruments, amplifiers and audio gear. Mr. Brown was Chairman of the Board of Quantum Corporation, a computer storage device company, from 1998 through 2003 and continues to serve as a director of Quantum. He served as Quantum’s Chief Executive Officer from September 1995, until his retirement in September 2002. Mr. Brown was President of Quantum’s Desktop Storage Division from 1993 to 1995 and Executive Vice President and Chief Operating Officer from 1992 to 1993. Previously, Mr. Brown held senior positions in product and marketing management after he joined Quantum’s marketing organization in August 1984. Before joining Quantum, Mr. Brown served in the marketing organization at Hewlett-Packard, Inc., a computer products company. Mr. Brown holds a B.A. in economics from Harvard University and an M.B.A. from Stanford University. Mr. Brown is also a director of Symantec Corp., a security and storage management software company.

Joseph J. Krivulka

Joseph J. Krivulka, age 53, has served as our director since March 2005. Mr. Krivulka is founder and President of Triax Pharmaceuticals, a dermatology products company, a position he has held since November 2004. Mr. Krivulka was a co-founder and President of Reliant Pharmaceuticals, LLC, a company that markets pharmaceutical products, from 1999 until 2004. Mr. Krivulka was formerly Chief Executive Officer of Bertek, Inc., a generic pharmaceutical products company that is a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories, a generic pharmaceutical products company. Mr. Krivulka is also a director of Aeolus Pharmaceuticals Inc., a drug development services company. He holds a B.S. from West Virginia Wesleyan College.

Howard W. Robin

Howard W. Robin, age 54, has served as our President and Chief Executive Officer since January 2007 and was appointed as a member of our Board of Directors in February 2007. Mr. Robin served as Chief Executive

Officer, President and a director of Sirna Therapeutics, Inc., a biotechnology company, from July 2001 to November 2006 and from January 2001 to June 2001, served as their Chief Operating Officer, President and as director. From 1991 to 2001, Mr. Robin was Corporate Vice President and General Manager at Berlex Laboratories, Inc., a pharmaceutical products company that is a subsidiary of Schering, AG, and from 1987 to 1991 he served as Vice President of Finance and Business Development and Chief Financial Officer. From 1984 to 1987, Mr. Robin was Director of Business Planning and Development at Berlex. He was a Senior Associate with Arthur Andersen & Co. prior to joining Berlex. Mr. Robin is also a director of Acologix, a biopharmaceutical company. He received his BS in Accounting and Finance from Farleigh Dickinson University in 1974.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Robert B. Chess

Robert B. Chess, age 50, is Chairman of our board of directors and served as a director since May 1992. Mr. Chess served as Acting President and Chief Executive Officer from March 2006 until January 2007, and Executive Chairman from April 1999 to January 2007. He also served as our Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. From September 1990 until October 1991, he was an Associate Deputy Director in the White House Office of Policy Development. In March 1987, Mr. Chess co-founded Penederm Incorporated, a topical dermatological drug delivery company, and served as its President until February 1989. Prior to co-founding Penederm, Mr. Chess held management positions at Intel Corp., a semiconductor manufacturer, and Metaphor, a computer software company. Mr. Chess holds a B.S. in Engineering from the California Institute of Technology and an M.B.A. from the Harvard Business School. Mr. Chess is chairman of the Bio Ventures for Global Health and a director of the Biotechnology Industry Organization, a trade organization serving and representing the emerging biotechnology industry. Mr. Chess also serves on the Board of Trustees of the California Institute of Technology. Mr. Chess is on the faculty and a lecturer at the Stanford Graduate School of Business where he teaches courses in Health Care Management and Entrepreneurship.

Susan Wang

Susan Wang, age 55, has served as our director since December 2003. Ms. Wang, who retired from Solectron in June 2002, served in various management positions from 1984 to June 2002. Her final position at Solectron, an electronics manufacturing services and supply chain solutions company, was Executive Vice President for Corporate Development and Chief Financial Officer, a position she held from September 2001 to June 2002. Prior to joining Solectron, Ms. Wang held financial and managerial positions with Xerox Corporation and Westvaco Corporation. She began her career with Price Waterhouse & Co. in New York and is a certified public accountant. Ms. Wang earned an M.B.A. from the University of Connecticut and a B.S. in accounting from the University of Texas. Ms. Wang is also a director of Altera Corporation, a programmable semiconductor company, Avanex Corporation, an optical switching company, and Calpine Corporation, an electric services company.

Roy A. Whitfield

Roy A. Whitfield, age 52, has served as our director since August 2000. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation, a company he co-founded in 1991. He currently serves as a director of Incyte Corporation. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until June 2003 as its Chairman. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. Mr. Whitfield received a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University.

CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Global Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board consults with counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these standards, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Robin, our President and Chief Executive Officer, Dr. Patton, our Founder and Chief Scientific Officer, and Mr. Chess.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

In 2003, the board of directors documented the governance practices we follow by adopting Corporate Governance Policy Statement to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policy Statement sets forth certain practices the board will follow with respect to board composition, board committees, board nomination, director qualifications, and evaluation of the board and committees. The board adopted the Corporate Governance Policy Statement to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policy Statement, as well as the charters for each committee of the board, may be viewed at www.nektar.com.

As required under applicable Nasdaq listing standards, in fiscal year 2006 our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Messrs. Brown, Krivulka and Whitfield each presided over one or more of the executive sessions.

The board has three committees: an audit committee, an organization and compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information for fiscal year 2006 for each of the board committees:

Name	Audit		Organization and Compensation		Nominating and Corporate Governance
Mr. Michael A. Brown			X	*
Mr. Robert B. Chess
Mr. Ajit S. Gill (1)
Mr. Christopher A. Kuebler			X		X
Mr. Irwin Lerner					X
Dr. John S. Patton
Mr. Howard W. Robin (2)
Ms. Susan Wang	X	*
Mr. Roy A. Whitfield	X				X	*
Mr. Joseph J. Krivulka	X		X
Total meetings in fiscal year 2006	9		14		1

*	Committee Chairperson
(1)	Mr. Gill resigned from the board of directors effective March 17, 2006.
(2)	Mr. Robin was appointed to the board of directors on February 14, 2007.

Below is a description of each committee of the board of directors. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

AUDIT COMMITTEE

The audit committee of the board of directors oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs several functions. The audit committee evaluates the performance of and assesses the qualifications of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; establishes guidelines and procedures with respect to the rotation of audit partners and other senior personnel engaged in providing audit services; reviews and approves the retention of the independent auditors for any permissible non-audit services; at least annually, discusses with the independent auditors and reviews that auditors’ independence; reviews with the independent auditors any management or internal control letter issued or, to the extent practicable, proposed to be issued by the independent auditors and management’s response; reviews with management and the independent auditors the scope, adequacy and effectiveness of our financial reporting controls; establishes and maintains procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; investigates and resolves any disagreements between our management and the independent auditors regarding our financial reporting, accounting practices or accounting policies; meets with senior management and the independent auditors in separate executive sessions; reviews the financial statements to be included in our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the independent auditors’ review of our quarterly financial statements and the results of our annual audit and the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports. The audit committee has the authority to retain special legal, accounting or other professional advisors to advise the committee as it deems necessary, at our expense, to carry out its duties and to determine the compensation of any such advisors. Three directors comprise the audit committee: Ms. Wang and Messrs. Krivulka and Whitfield. The audit committee has adopted a written audit committee charter that is available on our corporate website at www.nektar.com.

The board of directors annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent. The board of directors has determined that Ms. Wang qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The board made a qualitative assessment of Ms. Wang’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer of a public reporting company. In addition to our audit committee, Ms. Wang also serves on the audit committees of Avanex Corporation, Altera Corporation and Calpine Corporation. The board of directors does not believe that such simultaneous service impairs Ms. Wang’s ability to effectively serve on our audit committee and as the chairwoman of such committee.

ORGANIZATION AND COMPENSATION COMMITTEE

The organization and compensation committee of the board of directors administers the variable compensation programs and reviews management’s recommendations for organization structure and development of the Company and the type and level of cash and equity-based compensation for directors, officers, employees and consultants of the Company, and to recommend certain compensation actions to the board of directors. The organization and compensation committee reviews and approves the structure and guidelines for various incentive compensation and benefit plans and recommends for the board of directors’ approval incentive compensations plans in which the Chief Executive Officer participates; grants stock awards under the various equity incentive compensation and benefit plans and delegates certain administrative authority to an option grant subcommittee comprised of management representatives; recommends the compensation levels for the President and Chief Executive Officer, including, but not limited to, annual salary, bonus, equity compensation and other direct or indirect benefits; approves the compensation levels for the Section 16(b) officers of the Company (other than the Chief Executive Officer) and those vice-president level employees that report directly to the Chief Executive Officer, including, but not limited to, annual salary, bonus, equity compensation and other direct or indirect benefits; recommends the compensation levels for the members of the Board who are non-employee directors; reviews the operation of the Company’s executive compensation programs to determine whether they remain supportive of the Company’s business objectives and are competitive relative to comparable companies and to establish and periodically review policies for the administration of executive compensation programs; and reviews management recommendations on organization structure and development, including succession planning and any performance concerns for vice-president level employees that report directly to the Chief Executive Officer. The organization and compensation committee charter can be found on the Company’s corporate website at www.nektar.com. Three directors comprise the organization and compensation committee: Messrs. Brown, Kuebler and Krivulka. The board of directors annually reviews the Nasdaq listing standards definition of independence for organization and compensation committee members and has determined that all members of our organization and compensation committee are independent.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee of the board of directors is responsible for identifying, reviewing and recommending for the board’s selection candidates to serve as directors, evaluating board composition and recommending nominations and re-election of directors, administering and overseeing all aspects of our corporate governance functions on behalf of the board, and making recommendations to the board regarding corporate governance issues. Our nominating and corporate governance committee charter can be found on our corporate website at www.nektar.com. Three directors comprise the nominating and corporate governance committee: Messrs. Kuebler, Lerner and Whitfield. The board of directors annually reviews the Nasdaq listing standards definition of independence for nominating and corporate governance committee members and has determined that all members of our nominating and corporate governance committee are independent.

The nominating and corporate governance committee believes that candidates for director should possess the highest personal and professional ethics, integrity and values, be committed to represent our long-term interests and that of our stockholders, possess diverse experience at policy-making levels in business, science and technology, possess key personal characteristics such as strategic thinking, objectivity, independent judgment, intellect and the courage to speak out and actively participate in meetings as well as have sufficient time to carry out the duties and responsibilities of a board member effectively.

Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements, and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills, and such other factors as it deems appropriate given our current needs and that of our board, to maintain a balance of knowledge, experience and capability. The nominating and corporate governance committee also periodically reviews the overall effectiveness of the board including board attendance, level of participation, quality of performance, self-assessment reviews and any relationships or transactions that might impair director independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. We have paid fees to third party search firms in the past to assist in our process of identifying or evaluating director candidates.

The nominating and corporate governance committee of our board of directors will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information and relevant qualifications to our Secretary. All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our board.

MEETINGS OF THE BOARD OF DIRECTORS

The board of directors met twenty (20) times during the last fiscal year. Each board member attended 75% or more of the aggregate of the meetings of the board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The board of directors will consider any written or electronic communication from our stockholders to the board, a committee of the board, or any individual director. Any stockholder who wishes to communicate to the board of directors, a committee of the board or individual director, should submit written or electronic communications to our Secretary, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our Secretary to the board of directors, a committee of the board or an individual director, as appropriate, by our Secretary on a periodic basis, but in any event no later than the board of director’s next scheduled meeting. The board of directors, a committee of the board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our Secretary.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on our website at www.nektar.com. Amendments to, and waivers from, the code of business conduct and ethics that apply to any director, executive officer or persons performing similar functions, will be disclosed at the website address provided above and, to the extent required by applicable regulations, on a Current Report on Form 8-K.

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The organization and compensation committee consists of three non-employee members: Messrs. Brown, Krivulka and Kuebler. Messrs. Brown, Krivulka and Kuebler are not and have never been officers or employees of us. None of our executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our organization and compensation committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee is currently comprised of three non-employee directors, Ms. Wang, Mr. Krivulka and Mr. Whitfield. Under currently applicable rules, all members of the audit committee have been determined to be independent. A copy of the amended and restated audit committee charter is available on our corporate website at www.nektar.com.

The audit committee is responsible for assessing the information provided by management and our registered public accounting firm in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls, and reports to the audit committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and for reviewing the unaudited interim financial statements.

The audit committee reviewed with our registered public accounting firm the overall scope and plan of the audit. In addition, it met with our registered public accounting firm, with and without management present, to discuss the results of Ernst & Young’s examination, the evaluation of our system of internal controls, the overall quality of our financial reporting and such other matters as are required to be discussed under generally accepted auditing standards. The audit committee has also received from, and discussed with, our registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees).

The audit committee has discussed with Ernst & Young that firm’s independence from management and our company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1. The audit committee has also considered the compatibility of audit related and tax services with the auditors’ independence.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006 with both management and our registered public accounting firm. The audit committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The audit committee has selected Ernst & Young as our registered public accounting firm for the 2007 fiscal year.

Audit Committee

Susan Wang—Chairwoman

Joseph J. Krivulka

Roy A. Whitfield

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information with respect to shares of our common stock that may be issued under our existing equity compensation plans as of December 31, 2006 (share number in thousands):

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options(1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders (2)	3,821	$19.53	7,919
Equity compensation plans not approved by security holders	7,765	$18.69	1,337

Total	11,586	$18.97	9,256

(1)	Does not include options to purchase 3,200 shares assumed in connection with the acquisition of Bradford Particle Design Ltd (with a weighted-average exercise price of $7.00 per share) and options to purchase 73,000 shares we assumed in connection with the acquisition of Shearwater Corporation (with a weighted-average exercise price of $0.03 per share).
(2)	Includes 316,639 shares of common stock available for future issuance under our ESPP as of December 31, 2006.

2000 NON-OFFICER EQUITY INCENTIVE PLAN

Our 2000 Non-Officer Equity Incentive Plan (the “Non-Officer Plan”) was adopted without the approval of our stockholders. The essential features of the Non-Officer Plan are outlined below.

General

The Non-Officer Plan provides for the grant of nonstatutory stock options, stock bonuses, and restricted stock purchase awards. Nonstatutory stock options granted under the Non-Officer Plan are not intended to qualify as incentive stock options under the Code. An aggregate of 12,750,000 shares of common stock are reserved for issuance under the Non-Officer Plan.

Purpose

The board adopted the Non-Officer Plan to provide a means by which our and our affiliates’ employees and consultants who are not officers or directors may be given an opportunity to purchase our stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success and our affiliates’ success.

Administration

The board administers the Non-Officer Plan. Subject to the provisions of the Non-Officer Plan, the board has the power to construe and interpret the Non-Officer Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

The board has the power to delegate administration of the Non-Officer Plan to a committee composed of not fewer than one member of the board. As used herein with respect to the Non-Officer Plan, the “board” refers to any committee the board appoints as well as to the board itself.

Stock Subject to the Non-Officer Plan

An aggregate of 12,750,000 shares of common stock is reserved for issuance under the Non-Officer Plan. The number of shares of common stock reserved for issuance under the Non-Officer Plan will be decreased by 1 share for each share granted pursuant to an option under the Non-Officer Plan and by 1.5 shares for each share granted pursuant to a stock bonus or restricted stock purchase award under the Non-Officer Plan. If awards granted under the Non-Officer Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again become available for issuance under the Non-Officer Plan. If we reacquire unvested stock issued under the Non-Officer Plan, the reacquired stock will again become available for reissuance under the Non-Officer Plan for awards. Awards that are terminated, forfeited or repurchased shall result in an increase in the share reserve of the Non-Officer Plan corresponding to the reduction originally made in respect of the award.

Eligibility

Our employees and consultants, and our affiliates’ employees and consultants, who are neither officers nor directors, are eligible to receive awards under the Non-Officer Plan.

Terms of Awards

Exercise Price; Payment. The exercise price of options under the Non-Officer Plan may not be less than 100% of the fair market value of the common stock subject to the option on the date of the option grant. The purchase price of restricted stock purchase awards are determined by the board. Stock bonuses may be awarded in consideration for past services actually rendered to us or any of our affiliates.

The exercise price of options granted under the Non-Officer Plan must be paid either (i) in cash at the time the option is exercised, or (ii) or at the discretion of the board, by delivery to us of our common stock, pursuant to a deferred payment arrangement or in any other form of legal consideration acceptable to the board. The purchase price of restricted stock purchase awards granted under the Non-Officer Plan must be paid (i) in cash at the time of purchase, (ii) at the discretion of the board, according to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the board.

Vesting. Awards granted by the board under the Non-Officer Plan may become exercisable or released from our repurchase option in cumulative increments as determined by the board. The board has the power to accelerate the time at which an award may vest or be exercised. In addition, options granted under the Non-Officer Plan may include an early exercise provision to permit exercise prior to vesting, but the unvested portion may be subject to our repurchase option or to any other restriction determined by the board as appropriate.

Term. The board shall have sole discretion over the term of options granted under the Non-Officer Plan, provided, however, the maximum term of options granted under the Non-Officer Plan is eight years. In the event that a holder’s continuous service with us or an affiliate of ours terminates other than due to the death or disability of such holder, the holder may exercise his or her options, if applicable, at any time within the earlier of (i) three months (or such other period as specified in an option agreement between the holder and us) after such termination or (ii) the expiration of the term of the option as set forth in an option agreement between the holder and us. In the event that a holder’s continuous service with us or an affiliate of ours terminates due to the holder’s permanent and total disability, the holder may exercise his or her options, if applicable, at any time within the earlier of (i) twelve months (or such other period as specified in an option agreement between the holder and us) after such termination or (ii) the expiration of the term of the option as set forth in an option agreement. In the event that a holder’s continuous service with us or an affiliate of ours terminates due to the holder’s death, then subject to certain restrictions, the option will become fully vested and exercisable as of the date of termination, and may be exercised at any time within the earlier of (i) eighteen months (or such other period as specified in an option agreement between the holder and us) after death or (ii) the expiration of the term of the option as set forth in an option agreement. In the event that a holder dies within a certain time period following termination of service, the option may be exercised, if applicable, at any time within the earlier of (i) eighteen months (or such other period as specified in an option agreement between the holder and us) after death or (ii) the expiration of the term of the option as set forth in an option agreement. A holder may designate a beneficiary who may exercise the option following the holder’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

The option term generally is extended in the event that exercise of the option within these periods is prohibited. A holder’s option agreement may provide that if the exercise of the option following the termination of the holder’s service would result in liability under the Securities Act of 1933, as amended (the “1933 Act”), then the option shall terminate on the earlier of (i) the expiration of the term of the option as set forth in the option agreement or (ii) three months (or such other period as specified in an option agreement between the holder and us) after the termination of the holder’s service during which the exercise of the option would not be in violation of such registration requirements.

In the event a person ceases to be an employee of or consultant to us or our affiliates, we may repurchase or otherwise reacquire any or all of the shares of the common stock held by that person that have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between us and such person. However, if the person’s service to us or our affiliates terminates due to death, then subject to certain restrictions, the shares acquired pursuant to the stock bonus or restricted stock purchase agreement will become fully vested as of the date of termination.

Restrictions on Transfer

Options may be transferable to the extent provided in the option agreement. If the option does not provide for transferability, then the option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the holder only by the holder. The holder may designate a third party to exercise the option in the event of the death of the holder. Stock bonus and restricted stock awards may be transferable only upon such terms and conditions as set forth in the stock award agreement, so long as the stock awarded remains subject to the agreement.

Adjustment Provisions

Transactions not involving receipt of consideration by us, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transactions not involving the receipt of consideration by us, may change the class(es) and number of shares of common stock subject to the Non-Officer Plan and outstanding awards. In that event, the Non-Officer Plan will be appropriately adjusted as to the class(es) and the maximum number of shares of common stock subject to the Non-Officer Plan, and outstanding awards will be adjusted as to the class(es), number of shares and price per share of common stock subject to such awards.

Effect of Certain Corporate Transactions

In the event of our dissolution or liquidation, outstanding awards will terminate if not exercised prior to such event. In the event of (i) the sale, lease or other disposition of all or substantially all of our assets, (ii) a merger or consolidation in which we are not the surviving corporation or (iii) a reverse merger in which we are the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property (collectively referred to as a “corporate transaction”), then any surviving or acquiring corporation shall assume awards outstanding under the Non-Officer Plan or shall substitute similar awards. If any surviving or acquiring corporation refuses to assume such awards or to substitute similar awards, then with respect to awards held by holders whose service with us or an affiliate of ours has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and such awards and any other outstanding awards under the Non-Officer Plan will terminate if not exercised (if applicable) at or prior to such corporate transaction.

The Non-Officer Plan also provides that, in the event of an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of our securities representing at least fifty percent of the combined voting power entitled to vote in the election of directors and provided that such acquisition is not as a result of, and does not constitute, a corporate transaction, then with respect to awards held by holders whose service with us or an affiliate of ours has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) shall be accelerated in full.

The acceleration of an award in the event of an acquisition, corporate transaction, or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain our control.

Duration, Amendment and Termination

The board may suspend or terminate the Non-Officer Plan without stockholder approval or ratification at any time or from time to time; provided, however, that no such suspension or termination may impair the rights of any outstanding award under the Non-Officer Plan without the holder’s consent.

Federal Income Tax Information

The following is a summary of the principal United States federal income tax consequences to employees and us with respect to participation in the Non-Officer Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Non-Officer Plan generally have the following federal income tax consequences.

There are no tax consequences to the holder or us by reason of the grant. Upon acquisition of the stock, the holder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income recognized by the holder.

Upon disposition of the stock, the holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of January 31, 2007 by: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
OppenheimerFunds, Inc.(2)	15,110,958	16.54%
TIAA-CREF Investment Management, LLC (3)	5,755,371	6.30
Wells Fargo & Company (4)	5,358,371	5.86
Robert B. Chess(5)	1,133,714	1.24
John S. Patton, Ph.D.(6)	436,370	*
Irwin Lerner(7)	155,000	*
Roy A. Whitfield(7)	147,500	*
Christopher A. Kuebler(7)	110,000	*
Michael A. Brown(7)	102,500	*
Susan Wang(7)	69,875	*
David Johnston (8)	50,802	*
Joseph J. Krivulka (7)	47,500	*
Nevan C. Elam (9)	35,866	*
Louis Drapeau (10)	25,534	*
All executive officers and directors as a group (11 persons)(11)		2.53%

*	Denotes ownership percentage less than 1%.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission, or SEC. Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, the company believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 91,377,230 shares outstanding on January 31, 2007, adjusted as required by rules promulgated by the SEC.
(2)	Based solely on a Schedule 13G/A filed with the SEC on February 7, 2007 by OppenheimerFunds, Inc.
(3)	Based solely on a Schedule 13G filed with the SEC on February 14, 2007 by TIAA-CREF Investment Management, LLC.
(4)	Based solely on a Schedule 13G filed with the SEC on January 25, 2007 by Wells Fargo & Company.
(5)	Includes 870,059 shares issuable upon exercise of options exercisable within 60 days of January 31, 2007. Also includes (i) 4,913 shares issued pursuant to our 401(k) Retirement Plan; (ii) 250 shares issued pursuant to the Company’s Employee Stock Purchase Plan (“ESPP”); and 52,083 shares issuable upon vesting and delivery of restricted stock units.
(6)	On November 7, 2006, John S. and Jamie S. Patton entered into a Marital Settlement Agreement, or MSA. Pursuant to the terms of the MSA, Mr. Patton transferred 255,114 shares to Ms. Patton and disclaims beneficial ownership of these shares. Also includes (i) 123,633 shares issuable upon exercise of options exercisable within 60 days of January 31, 2007; (ii) 2,623 shares issued pursuant to the Company’s 401(k) Retirement Plan; (iii) 1,250 shares issued pursuant to our ESPP; and (iv) 7,500 shares issuable upon vesting and delivery of restricted stock units.
(7)	All shares issuable upon exercise of options exercisable within 60 days of January 31, 2007.
(8)	Includes: (i) 44,999 shares issuable upon exercise of options exercisable within 60 days of January 31, 2007; (ii) 1,203 shares issued pursuant to our 401(k) Retirement Plan; and (iii) 2,500 shares issuable upon vesting and delivery of restricted stock units.
(9)	Includes 35,866 shares issuable upon exercise of options exercisable within 60 days of January 31, 2007.

(10)	Includes: (i) 21,000 shares issuable upon exercise of options exercisable within 60 days of January 31, 2007; and (ii) 534 shares issued pursuant to our 401(k) Retirement Plan.
(11)	Includes an aggregate of 1,790,015 shares issuable upon exercise of outstanding options exercisable within 60 days of January 31, 2007. Also includes an aggregate of 9,273 shares issued pursuant to our 401(k) plan and 1,500 shares issued pursuant to our ESPP. Also includes 62,083 shares issuable upon vesting and delivery of restricted stock units.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PROGRAM OBJECTIVES

Our goal in setting named executive officer compensation is to attract, retain and reward capable executives who can contribute to the Company’s success. Our philosophy for named executive officer compensation is substantially the same as that for employee compensation programs at all levels of the Company. We believe that variable cash compensation based on performance against business objectives in combination with equity appreciation opportunity is the best way to align our executive’s interests with those of our stockholders. Specifically, we have created a compensation program that combines short and long-term components, cash and equity, and fixed and contingent payments, in the proportions that we believe are appropriate to provide incentives and reward our executive officers for achieving the Company’s goals and objectives. Three key goals form the basis for our executive compensation decisions:

1.	To attract and retain a highly qualified and motivated executive management team to lead our business.

2.	To emphasize sustained performance by aligning significant elements of executive compensation with our stockholders’ interests through the use of our variable cash compensation program and equity incentive awards that are earned over time and increase in value as the Company becomes more valuable.

3.	To compensate our executive officers competitively compared to similar companies and to provide appropriate economic rewards for achieving high levels of company performance and individual contribution.

DESIGN AND ELEMENTS OF OUR COMPENSATION PROGRAM

As we describe in more detail below, to meet our three key goals we use a mix of compensation elements including base salary, bonus awards and equity awards.

1.	Base Salary. Annual base salary for each of our executive officers is based principally on an assessment of individual performance and peer group company base salary levels.

2.	Variable Cash Compensation. Our executive officers are eligible for variable cash compensation based on the achievement of company-wide performance objectives. In 2007, individual performance will be a more significant factor in determining each individual executive’s variable cash compensation as we adopted a new variable cash compensation plan for this year.

3.	Long-Term Incentive Compensation. Long-term incentive awards, comprised of stock option grants and restricted stock unit awards, or RSUs, are designed to ensure that incentive compensation is linked to the Company’s long-term performance and to align our executive officers’ performance incentives with the interests of our stockholders.

While we review peer group company data regarding the mix of current and long-term incentive compensation and between cash and non-cash compensation, we have not adopted any formal policies or guidelines for allocations among these various compensation elements. However, consistent with our philosophy of establishing a link between compensation and corporate and individual performance, we believe that a greater component of overall cash compensation for executive officers relative to other employees should be performance-based.

ROLE OF THE ORGANIZATION AND COMPENSATION COMMITTEE IN SETTING EXECUTIVE COMPENSATION

The organization and compensation committee is responsible for reviewing and recommending the compensation packages of the President and Chief Executive Officer and reviewing and approving the compensation packages of all other executive officers. The full board of directors reviews and approves the recommendation of the organization and compensation committee for compensation arrangements for the

President and Chief Executive Officer, Chairman of the Board and the non-employee members of the board of directors. For executive compensation decisions, including decisions relating to the grant of equity awards to executive officers, we generally consider the recommendation of the President and Chief Executive Officer which included both Mr. Gill and Mr. Chess in 2006. Mr. Gill retired and Mr. Chess was appointed as Acting Chief Executive Officer on March 17, 2006. We solicited input from Messrs. Gill and Chess regarding their individual compensation arrangements in 2006. However, neither Mr. Chess nor Mr. Gill participated in the determination of his own compensation or the compensation of directors, nor did either of them participate in deliberations with respect thereto. In determining their recommendations, we solicited the input of, and received documentary support from the Company’s Vice President of Human Resources. Our Vice President of Human Resources has taken responsibility for requesting and coordinating the preparation and delivery of compensation studies from Towers Perrin, a global professional services firm that performs compensation benchmarking studies. We do not delegate any portion of our executive compensation decision-making functions to others in determining executive officer or director compensation.

BENCHMARKING OF COMPENSATION: PEER COMPANIES

One important factor in our compensation decisions is information regarding compensation practices of similar public companies. We reviewed compensation studies prepared by Towers Perrin as part of making our 2006 executive compensation decisions. The compensation studies provided by Towers Perrin provided data on base salary, total cash compensation (base salary plus actual annual incentives), target total cash compensation (base salary plus target annual incentives) and actual total direct compensation (actual total cash compensation plus expected value of long-term equity incentives). The compensation studies provided by Towers Perrin were based on a review of the following 28 publicly-held companies:

Alkermes, Inc.

Amylin Pharmaceuticals Inc.

Biosite Inc.

Celgene Corp.

Connetics Corp.

Cubist Pharmaceutical Inc.

CV Therapeutics Inc.

Enzon Pharmaceuticals Inc.

Eyetech Pharmaceuticals Inc.

Gen-Probe Inc.

Human Genome Sciences Inc.

ICOS Corp.

Intermune Inc.

Martek Biosciences Corp.

MGI Pharma Inc.

Nabi Biopharmaceuticals

Neurocrine Biosciences Inc.

OSI Pharmaceuticals Inc.

Pharmion Corp.

Protein Design Labs Inc.

Salix Pharmaceuticals

Sepracor Inc.

Serologics Corp.

Techne Corp.

United Therapeutics Corp.

Ventana Medical Systems Inc.

Vertex Pharmaceuticals Inc.

Zymogenetics Inc.

The above companies were chosen for inclusion based on certain business characteristics similar to the Company, including the industry in which they operate, sales, market capitalization, net income (loss), gross margin, cash balance and total number of employees. We selected the peer group companies based on the aforementioned criteria prior to reviewing compensation data or making any compensation determinations. We realize that benchmarking our executive compensation program against compensation earned at peer group companies may not always be appropriate as a stand-alone tool for setting compensation due to the unique aspects of our business and the need to attract and retrain particular expert managers with unique experience, skills, and other individual circumstances; however, we generally believe that gathering this information is an important component of our executive compensation decision-making process.

BASE SALARY

We think it is vitally important to provide base compensation that is commensurate with each individual executive’s experience, performance, role and competitive with our peer group companies. In 2006, our philosophy regarding base salaries was to set base salaries that were competitive with the peer group companies. The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. Base salary levels are typically reviewed on an annual basis taking into account peer group company data, individual performance, level and scope of responsibility, experience and internal pay equity. This annual review typically takes place in the first quarter of each year and adjustments to base salary are made effective as of February 1 of each year. From time to time, we have made mid-year adjustments in base salary based on individual performance and other factors.

VARIABLE CASH COMPENSATION

2006 Variable Compensation Plan

Prior to our adoption of the Discretionary Performance-Based Incentive Compensation Policy, effective January 1, 2007, we provided variable cash compensation to our named executive officers under a Variable Compensation Plan. Our 2006 Variable Compensation Plan was designed to provide variable cash compensation to our named executive officers based on the achievement of specific corporate objectives rather than based on a specific evaluation of individual performance. All the variable cash compensation earned by our named executive officers in 2006 was awarded under our Variable Compensation Plan and is set forth below in the Summary Compensation Table. As described below, we terminated the Variable Compensation Plan at the close of 2006 and adopted the Discretionary Performance-Based Incentive Compensation Policy, or Incentive Compensation Policy.

Corporate Performance Goals. Corporate performance goals for the Variable Compensation Plan were based upon four broad corporate goals:

1.	Building product pipeline.

2.	Building a long term business.

3.	Organizational capabilities and infrastructure.

4.	Financial performance.

Each of the Company’s principal business areas was assigned performance objectives that support these four broad corporate goals. The actual variable cash compensation earned by each named executive officer in 2006 was determined by a weighted blend of the Company’s performance across each of the principal business areas which for 2006 were categorized as follows: Diabetes, Pulmonary/Proprietary, PEGylation/Proprietary and Shared Corporate.

We reviewed performance semi-annually against these corporate objectives and principal business area objectives to determine executive officer variable compensation and all employee variable compensation under the Variable Compensation Plan. In general, we determined bonus compensation by summing up the actual numerical achievement scores as compiled and reported to us by management. On certain occasions we exercised discretion to increase a performance score for one or more principal business areas when we determined that achievements were made on important objectives that were not captured by the numerical performance scoring system. To the extent we exercised such discretion, it is described below in the description of variable cash compensation pay-outs earned by the named executive officers in 2006.

For our named executive officers, the annual target variable cash compensation for 2006 was set at 33% of base salary for Messrs. Drapeau, Johnston, Elam and Bansal, 43% of base salary for Dr. Patton, and 50% of base salary for Mr. Gill. For the first half of 2006, the annual target variable cash compensation for Mr. Chess was also set at 50% of base salary. For the second half of 2006, the annual target variable cash compensation for Mr. Chess was initially set at 50% of his base salary and was later increased by 50% to be 75% of base salary at the recommendation of the organization and compensation committee and approval of the board of directors. We had the discretion to pay the executive officers bonuses that ranged between zero to 150% of their total target variable compensation. For each semi-annual performance period, the executive officer’s variable compensation target would be one-half of his annual variable compensation target.

2007 Discretionary Performance-Based Incentive Compensation Policy

On December 6, 2006, the organization and compensation committee recommended, and the board of directors approved, the Incentive Compensation Policy, to replace the Variable Compensation Plan effective January 1, 2007. We adopted this policy for all employees and all executive officers other than the Chief Executive Officer, who is subject to his own variable compensation arrangement with objectives established and evaluated by the full board of directors; however, the variable compensation of the Chief Executive Officer will mirror the Incentive Compensation Policy for the other executives in as many respects as are practical as determined by the Board of Directors. We adopted the Incentive Compensation Policy to provide employees with an incentive to contribute to the achievement of corporate objectives and goals while at the same time encouraging and rewarding excellent individual performance and recognizing differences in performance between employees. While we believe that the Variable Compensation Plan was effective at capturing corporate objectives and encouraging a shared achievement ethic, we adopted the Incentive Compensation Policy to combine an evaluation of corporate objective achievement as well as individual performance and contribution to those objectives. The primary reasons we adopted the Incentive Compensation Policy were to (1) simplify the corporate objective setting and measurement process and (2) establish a tighter link between individual performance and individual pay. As we describe in detail below, we believe the newly adopted Incentive Compensation Policy will simplify the complexity of the number of objectives and scoring attributes thereby allowing the employees to have better line of sight between corporate performance and incentive compensation pay-out levels.

At the beginning of each year, management will assign each employee and the organization and compensation committee will assign each executive officer (other than the Chief Executive Officer) an annual incentive target. This target will be a specific percentage of base salary. Executive officers and other employees may receive up to two performance-based incentive compensation awards each year (one for each semi-annual, six-month performance period). For 2007, the performance periods run from January 1 through June 30 and from July 1 through December 31. The dollar amount of the annual incentive target is split between the two semi-annual performance periods by dividing it equally into two parts. For the executive officers of the Company (other than the Chief Executive Officer) the annual incentive targets in 2007 are as follows:

•	43% of base salary for John Patton, Co-Founder and Chief Scientific Officer

•	35% of base salary for each of:

•	Louis Drapeau, Senior Vice President Finance and Chief Financial Officer,

•	Nevan C. Elam, Senior Vice President and Head of the Pulmonary Business Unit and

•	David Johnston, Senior Vice President of Research & Development.

Key Company Performance Objectives. We also intend to establish a limited number of key company objectives under the Incentive Compensation Policy by which to measure the Company’s performance. We believe that this will have a positive impact on company performance by focusing efforts on a fewer number of high priority company objectives. For the first half 2007 performance period, we have established 7 corporate objectives with the associated weight of each objective as follows:

1.	Improve leadership and management of the Company—make the Company a great place to work (10%)

2.	Meet Exubera manufacturing commitments (20%)

3.	Development objective related to a next-generation pulmonary device development program (15%)

4.	Execute business transformation system and process changes (10%)

5.	Development objective related to advancing our proprietary product portfolio (15%)

6.	Development objective related to meeting partner development program commitments (10%)

7.	Operating loss/income objective (20%)

The base case for each of the above objectives results in a 100% company achievement with the range of achievement from zero to 150%. The targets for each of these objectives are established so that attainment of the objective is not assured and requires significant performance above the base-level plan to achieve the highest incentive compensation levels.

Company Performance Measurement. Following the close of each performance period, we will measure and determine the Company’s progress in meeting its corporate objectives and goals for that performance period and assign a corporate performance percentage for the performance period. A rating of 100 percent would mean that the Company met its corporate goals and objectives during the performance period. A rating of less than 100 percent means that we determined that the Company did not fully achieve its corporate goals and objectives. A rating of above 100 percent means the Company exceeded its corporate goals and objectives. We may, in our discretion, determine that the Company’s corporate performance for a performance period does not merit awarding any incentive compensation.

Individual Performance Measurement. After we have determined company performance, the organization and compensation committee will evaluate individual executive officer performance in collaboration with our Chief Executive Officer. The final amount of variable cash compensation earned by the executive officers will be determined on the basis of that individual performance. The annual incentive compensation target is merely a goal, representing the amount that might be earned by an eligible employee who meets performance expectations while the Company achieves its corporate objectives and goals. The Incentive Compensation Policy does not provide for specific allocation of the variable incentive compensation between corporate and individual achievement. Such allocation is determined at the discretion of the organization and compensation committee.

EQUITY AWARDS

Our primary long-term incentive program for the executive officers is the award of equity that vests in the future based on each executive officer’s continued employment or the achievement of company objectives, as the case may be. We believe that the goal of equity compensation is to provide named executive officers who have significant responsibility for driving the Company’s success with an opportunity to increase their ownership and potentially gain financially from increases in the Company’s stock price. We believe that this compensation schema more closely aligns the interests of the executive officers with those of our stockholders. Executive officers and other employees receive stock options at time of hire and are further eligible to receive equity compensation awards, including stock options and RSUs, based on annual performance and compensation reviews. In designing our equity award programs for our named executive officers and all employees, we also carefully consider stockholder dilution as a key factor in designing the aggregate equity award pool during any given year. Existing stock ownership levels are not a factor in equity award determination, as we do not want to discourage executives from holding significant amounts of company stock. We do however review the amount of unvested equity awards to consider the overall retention value of each named executive officer’s equity position.

As the base salaries for the executive officers have typically been targeted in the competitive mid-range for comparable companies, we have used equity compensation as a primary incentive to attract and retain executive officers. Equity compensation awards are based on an a number of factors including individual performance, peer group company comparisons for long-term compensation for similar executive positions, overall contribution to our company, internal pay equity, executive officer retention, the number of unvested stock options held by the executive officer and the total number of stock options and RSUs to be awarded. After considering the criteria relating to equity awards, we determined that executive officers would be granted stock options and restricted stock unit awards, as the case may be, in 2006. All equity awards made to our named executive officers are set forth in the Grants of Plan Based Awards table set forth below. In determining the appropriate size of equity grants, we review the Black-Scholes valuation of such grants as compared to peer company data as one measure of the value of the long-term equity incentive over the live of the equity grants. The stock options that have been granted to executive officers in 2006 vest monthly over five years and the restricted stock awards vest either on an annual basis over five years or upon the achievement of performance milestones. In 2007, we have determined to reduce the vesting requirement for stock option awards to four years and time-based RSU awards to three years.

The grant date for equity awards is typically the date of approval by the organization and compensation committee or the board of directors, as the case may be, or the date an executive officer commences employment for new hire grants. On one occasion in 2006, the board of directors approved stock option and RSU awards to Mr. Chess on June 1, 2006 with a future grant date of June 30, 2006, in order to match the equity grant dates to the beginning of the second half 2006 performance period to which the equity grant is related. We do not have any programs, plans or practices with respect to the timing of stock option grants in coordination with the release of material nonpublic information. Likewise, the Company does not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to its executive officers. The majority of our annual equity grants to executive officers are made in the first quarter of the calendar year in connection with the annual performance review process.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

We also have a Change of Control Severance Benefit Plan providing for certain change of control benefits for our executive officers and other employees of the Company, the terms of which are described in more detail below in the sections below entitled “Employment Agreements and Arrangements” and “Potential Payments Upon Termination or Change in Control.” We believe that these change of control severance benefits are an important element of the executive compensation and retention program. Change of control benefits, including equity award vesting acceleration, are structured on a “double-trigger” basis, meaning that the executive officer must experience a termination without cause or resign for a designated good reason following the change in control in order for the change in control benefits to become due. It is the board of director’s belief that providing change in control benefits should eliminate, or at least reduce, the reluctance of our executive officers and other key employees to diligently consider and pursue potential change of control opportunities that may be in the best interests of our stockholders. At the same time, by providing change of control benefits only upon the occurrence of an additional triggering event following the change of control transaction, we believe that this helps preserve the value of the Company’s key personnel for any potential acquiring company.

OTHER BENEFITS

We believe that establishing competitive benefit packages for its employees is an important factor in attracting and retaining highly-qualified personnel. Executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability insurance and the 401(k) plan, in each case generally on the same basis as other employees. The Company does not generally offer pension or other retirement benefits.

PERQUISITES

We annually review the limited number of nominal perquisites that we offer the named executive officers. The primary perquisites for the executive officers during 2006 included life insurance premiums paid by us, reimbursement for computer equipment used for Company business and matching contributions under our 401(k) plan.

COMPENSATION ACTIONS FOR THE NAMED EXECUTIVE OFFICERS IN 2006

President and Chief Executive Officer. On February 24, 2006, Mr. Chess was appointed to serve as Acting President and Chief Executive Officer of the Company effective as of March 17, 2006. Prior to this time Mr. Chess had served as the Executive Chairman and received an annual base salary of $133,000. In consideration of Mr. Chess’s agreement to serve as Acting Chief Executive Officer through June 30, 2006, we paid him an additional $250,000 (payable in three equal installments of $83,333 on March 17, 2006, March 17, 2007 and March 17, 2008) designed to include both base and bonus compensation for his service in that capacity.

We entered into this installment payment structure at the request of Mr. Chess to support his intent to donate this money to a charitable organization of his choice over this three-year period. Mr. Chess was also granted a stock option and RSU award each vesting in full on March 17, 2007 based on his continuous service as an officer or director. We based Mr. Chess’s total compensation for serving as Acting Chief Executive Officer during the first half of 2006 at approximately the same level as paid to the preceding President and Chief Executive Officer, Mr. Gill, after adjusting for an approximately 5% increase in cash compensation based on the most recent peer group company data and Mr. Chess’s anticipated time commitment.

As of June 2006, our search for a new President and Chief Executive Officer had not concluded and we formulated a compensation package for Mr. Chess for the second half of 2006. On June 1, 2006, the organization and compensation committee recommended, and the board of directors approved, a compensation package for the second half of 2006 which included a semi-annual base salary of $280,000 and a target variable cash compensation of $140,000 to be pro-rated in the event a new Chief Executive Officer was appointed during this period. In addition, on June 30, 2006, Mr. Chess was granted a stock option and RSU award based on peer group company data and our assessment of Mr. Chess’s performance. On December 7, 2006, the organization and compensation committee recommended, and the board of directors approved, an increase in Mr. Chess’s variable cash compensation target to $210,000 for the second half of 2006 based on Mr. Chess’s leadership and the performance during the second half of 2006. On January 16, 2007, Mr. Chess was awarded a variable cash compensation pay-out of $235,200 based upon his adjusted target bonus multiplied by the corporate achievement of 112% under the Variable Compensation Plan for the second half 2006 performance period.

Other Named Executive Officers currently serving as executive officers. During 2006, we adjusted base salary and variable cash compensation targets for the other named executive officers who currently serve as executive officers as described below:

•	Mr. Johnston’s base salary was increased by 4% from $318,000 to $330,720 and his annual variable cash compensation target increased by 4% from $106,000 to $110,240 effective February 1, 2006.

•

Effective September 1, 2006, Mr. Johnston’s annual base salary was further increased by approximately 5.6% to $349,470 and annual variable cash compensation target was increased by 5.6% from $110,240 to $116,940 effective for the second half of the 2006 Variable Compensation Plan performance period.

•

Mr. Elam’s base salary was increased by approximately 15.5% from $281,250 to $324,975 and his annual variable cash compensation target was increased by approximately 15.5% from $93,750 to $108,325 effective February 1, 2006.

•

Dr. Patton’s base salary was increased by approximately 6% from $271,139 to 287,407 effective February 1, 2006 and his annual variable cash compensation target increased by approximately 6% from $116,202 to $123,174 effective February 1, 2006; and

•	Mr. Drapeau commenced employment with the Company on January 17, 2006 and no adjustments to his base salary or annual variable cash compensation target were made during 2006.

The basis for the variable cash compensation earned by our named executive officers in 2006 is described below.

Variable Cash Compensation Awards for the First Half of 2006. The variable cash compensation pay-out is determined according to a weighted average of the performance of Company’s principal business areas for the performance period of January 1 through June 30, 2006 as follows:

•	30% Diabetes objectives;

•	35% Pulmonary/Proprietary objectives;

•	10% PEGylation/Proprietary objectives; and

•	25% Shared Corporate objectives.

For each principal business area, a total of 150 possible performance points is allocated to a number of very specific corporate objectives. This performance evaluation system is calibrated such that an achievement of 100 of 150 points results in a 100% target variable cash compensation pay-out. The achievement of less than or more than 100 points will result in a proportionate decreased or increased pay-out with a maximum range of 0-150%.

For the first half 2006 performance period, we evaluated the performance of each principal business area as follows:

•

Diabetes (108 points or 108%). The Diabetes business area achieved 94 of 150 total possible points based on completion of a number of specific business objectives. We awarded an additional 14 discretionary performance points related to objectives that were substantially achieved during the performance period and an important objective where there was considerable over-achievement.

•

Pulmonary/Proprietary (102 points or 102%). The Pulmonary/Proprietary business area achieved 89 of 150 total possible points based on completion of a number of specific business objectives. We awarded an additional 14 discretionary performance points related to objectives that were achieved but missed the target deadlines by a non-material amount of time and an important business milestone that was completed but not captured in the assigned objectives.

•

PEGylation/Proprietary (100 points or 100%). The PEGylation/Proprietary business area achieved 80 of 150 total possible points based on completion of a number of specific business objectives. We awarded an additional 20 performance points related to clinical work that resulted in unplanned revenue, the achievement of an important business milestone not captured in the assigned objectives and a target objective that was not achieved due to a moving out the completion of a contract in order to secure more favorable terms.

•

Shared Corporate (93 points or 93%). The Shared business area achieved 80 of the 150 total possible points based on completion of a number of specific business objectives. We awarded an additional 13 performance points due to the achievement of non-GAAP net loss meeting the Company’s internal plan.

On July 20, 2006, each of Messrs. Chess, Drapeau, Elam, Johnston and Dr. Patton were awarded 101.4% of their target variable cash compensation. This calculation is based on applying the relative performance weight of each principal business area against the percentage achievement in each principal business area as described above.

Variable Cash Compensation Awards for the Second Half of 2006. The variable cash compensation pay-out is determined according to a weighted average of the performance of Company’s principal business areas for the performance period of July 1 through December 31, 2006 as follows

•	35% Diabetes objectives,

•	30% Pulmonary/Proprietary objectives,

•	10% PEGylation/Proprietary objectives; and

•	25% Shared Corporate objectives.

For the second half 2006 performance period, we evaluated the performance of each principal business area as follows:

•

Diabetes (113 points or 113%). The Diabetes business area achieved 113 of 150 total possible points based on completion of a number of specific business objectives. We awarded an additional 10 discretionary performance points related to exceptional progress in a key development program.

•	Pulmonary/Proprietary (110 points or 110%). The Pulmonary/Proprietary business area achieved 110 of 150 total possible points based on completion of a number of specific business objectives.

•	PEGylation/Proprietary (105 points or 105%). The PEGylation/Proprietary business area achieved 105 of 150 total possible points based on completion of a number of specific business objectives.

•	Shared Corporate (115 points or 115%). The Shared business area achieved 115 of 150 total possible points based on completion of a number of specific business objectives.

On January 16, 2007, each of the Messrs. Chess, Drapeau, Elam, Johnston and Dr. Patton were awarded 112% of their target variable cash compensation. This calculation is based on applying the relative performance weightings of each principal business area against the percentage achievement in each principal business area as described above.

NAMED EXECUTIVE OFFICER SEVERANCE

Ajit S. Gill. On March 13, 2006, we entered into a Transition and Retirement Agreement, or the Retirement Agreement, with Mr. Gill. Pursuant to the terms of the agreement, Mr. Gill agreed to resign from his position as President and Chief Executive Officer and as a member of the Company’s Board of Directors and as an officer and director of all affiliated entities as of March 17, 2006. Mr. Gill resigned as an employee on June 30, 2006 after more than 13 years of service to the Company in various executive roles. Following his termination of employment, we agreed to pay Mr. Gill an initial payment of $272,216.80 on or about six months following his resignation and 30 monthly payments in the amount of $45,369.44 to be paid thereafter. In addition, we agreed to pay for Mr. Gill’s health, life and disability insurance premiums through June 30, 2009 unless he became eligible for coverage with another employer. Mr. Gill agreed to provide consulting services to us through June 30, 2009 and his outstanding stock option and restricted stock units were to continue to vest throughout the term of the consulting period.

When the Company originally entered into this agreement with Mr. Gill, we determined that this agreement with Mr. Gill was in the best interests of the Company and its stockholders to, among other things:

•	secure Mr. Gill’s assistance during the transition period until a new President and Chief Executive Officer was appointed,

•	maintain access to Mr. Gill’s expertise, knowledge, and relationships within the Company and our strategic partners,

•	secure Mr. Gill’s strategic advisory services and

•	limit Mr. Gill’s other work activities to exclude business activities that would be competitive to our business.

On October 5, 2006, we entered into an amendment to the Retirement Agreement with Mr. Gill pursuant to which his consulting service obligation to the Company through June 30, 2009, was discontinued, his unvested outstanding stock options and restricted stock units were accelerated and the exercise period of certain of Mr. Gill’s stock options were extended for the same period as if he had continued service through the original consulting service period. In addition, we reduced the time period that the Company will be paying for Mr. Gill’s health, life and disability insurance premiums to the date of his separation through December 31, 2008 (from June 30, 2009) unless he becomes eligible for coverage with another employer. We determined that it was in the best interest of the Company to discontinue Mr. Gill’s consulting services as the transition of his duties to Mr. Chess was complete and we believed that his strategic advisory services to the Company were no longer necessary to support the senior executive leadership of the Company. This amendment to the Retirement Agreement also clarified certain tax considerations that might be applicable to certain of Mr. Gill’s benefits under the Retirement Agreement.

Ajay Bansal. On March 6, 2006, we entered into a Transition Agreement with Ajay Bansal, our former Senior Vice President of Finance and Chief Financial Officer. Mr. Bansal resigned as an employee of the Company on March 27, 2006. Following the termination of his employment, we provided Mr. Bansal with an initial payment of $50,000 to be made shortly following the termination of his employment and monthly payments of $30,287.33 beginning the month following the initial payment and continuing for 12 months in the aggregate. The vesting of Mr. Bansal’s outstanding stock options and restricted stock units was accelerated such that the amount of these awards that would have vested in the 14 months following the termination of Mr. Bansal’s employment became fully vested. Mr. Bansal was permitted to exercise his outstanding stock options any time prior to December 31, 2006.

ACCOUNTING AND TAX CONSIDERATIONS

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123R. Under SFAS No. 123R, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We looked at the accounting impact of SFAS No. 123R on our overall company-wide equity incentive programs for executive officers and employees. We have concluded that the substantial benefits of equity award compensation including alignment with stockholder interests and employee retention outweigh the accounting impact of SFAS No. 123R on our results of operations. U.S. Generally Accepted Accounting Principles also require the Company to record cash compensation as an expense at the time the obligation is incurred.

Section 162(m) of the Internal Revenue Code of 1986 limits the Company to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Stock option awards under the Company’s 2000 Equity Incentive Plan, to the extent the Board or the committee of the Board granting such stock awards is composed solely of “outside directors,” are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible. While we have not adopted a policy requiring all compensation to be deductible, it is our intent to design compensation programs where substantially all of the compensation is deductible. We intend to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of the Company and its stockholders.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee director compensation is decided by the board of directors after considering the recommendation of the organization and compensation committee. On March 17, 2006, the board of directors approved the Compensation Plan for Non-Employee Directors, or the Director Plan, and such plan was amended and restated by the board of directors on February 20, 2007 to add an annual premium retainer for the chair or lead director. Each participant in the Director Plan is eligible to receive an annual retainer for their service on the board of directors, including compensation for certain board of directors and committee meetings, reimbursements for customary expenses for attending board, committee and stockholder meetings and additional compensation for the chairperson of each committee. The Director Plan also sets forth the annual equity compensation methodology for the Directors. Our philosophy for non-employee director compensation is that directors should be compensated fairly as compared to peer group companies, compensation should align directors’ interests with the long-term interests of the stockholders, and the structure of the compensation should be simple, transparent and easy for the stockholders to understand. For more detail regarding non-employee director compensation, please refer to the “Director Compensation Table” and the narrative following such table.

COMPENSATION COMMITTEE REPORT

The organization and compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s 2007 proxy statement. This report is provided by the following independent directors, who comprise the committee:

Michael A. Brown—Chairman

Joseph J. Krivulka

Christopher A. Kuebler

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal year ended December 31, 2006 compensation awarded or earned by our Chief Executive Officer, our Chief Financial Officer, our other three most highly compensated executive officers, and two other persons that served as Chief Executive Officer and Chief Financial Officer, respectively, during the year ended December 31, 2006 (the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)		Total ($)
Robert B. Chess Acting President and Chief Executive Officer (4)	2006	418,459	716,224	1,011,709	262,718		8,040		2,417,150

John S. Patton, Ph.D. Chief Scientific Officer	2006	286,534	292,289	103,412	131,060		9,071		822,397

Nevan C. Elam Senior Vice President and Head of the Pulmonary Business Unit	2006	321,332	35,911	176,970	114,804		582		649,598

Louis Drapeau Senior Vice President, Finance and Chief Financial Officer (5)	2006	336,589	—	201,459	119,968		11,355		669,372

David Johnston Senior Vice President Research and Development	2006	335,910	71,157	165,547	119,574		9,759		701,947

Ajit S. Gill President and Chief Executive Officer (6)	2006	285,371	1,388,172	8,789,454	148,994	(7)	1,700,877		12,312,868

Ajay Bansal Senior Vice President of Finance and Chief Financial Officer (8)	2006	74,142	349,059	346,566	25,048	(7)	457,258	(9)	1,252,073

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with SFAS No. 123R. For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures made during the year. For a complete description of the assumptions made in determining the SFAS No. 123R valuation, please refer to Note 2-Share-Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the indicated fiscal year.
(2)	Represents amounts paid to the named executive officers under the Variable Compensation Plan.
(3)	Amounts include one or more of the following: (i) life insurance premiums paid by us; (ii) reimbursement for computer equipment used for company business; and (iii) matching contributions under our 401(k) plan.
(4)	Please refer to the Compensation Discussion and Analysis section, “Compensation Actions for the Named Executive Officers in 2006.”
(5)	Please refer to the Compensation Discussion and Analysis section, “Other Named Executive Officers currently serving as executive officers.”
(6)	Pursuant to the Retirement Agreement, on January 3, 2007, Mr. Gill received a payment of $272,216 (the “Initial Transition Payment”). Mr. Gill will continue to receive $45,369 per month for the next 30 months following the Initial Transition Payment. All future payments to be paid to Mr. Gill under the Retirement Agreement are included in the table.

(7)	Each of Messrs. Gill and Bansal received a prorated portion of their Variable Compensation Awards for the first half of 2006.
(8)	On March 6, 2006, we entered into a Transition Agreement with Ajay Bansal, our former Senior Vice President of Finance and Chief Financial Officer. Amounts under all other compensation include the following severance payments: (i) an initial payment of $50,000 made within 10 days of March 24, 2006; (ii) monthly payments of $30,287 beginning April 15, 2006, which we are obligated to continue such monthly payments until April 15, 2007; and (iii) COBRA payments of $19,642 in 2006, $39,285 in 2007 and estimated COBRA payments of $39,285 for 2008. All future payments to be paid to Mr. Bansal under the Transition Agreement are included in the table.
(9)	Also includes: (i) $35,779 in accrued paid time off and an aggregate of $322,586 in severance payments paid in 2006; (ii) $90,862 in severance payments to be paid in 2007 pursuant to the Transition Agreement dated March 6, 2006 between Mr. Bansal and the Company; and (iii) $2,000 in housing related expenses Mr. Bansal received in connection with the terms and conditions of his offer letter dated January, 2003.

GRANTS OF PLAN BASED AWARDS

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(1)	Grant Date Fair Value of Option Awards ($)(2)
Name		Threshold ($)	Target ($)	Maximum ($)
Robert B. Chess		0	243,250	364,875
	2/24/2006					37,500	21.38	449,438
	2/24/2006				18,750		0.01	400,688
	6/30/2006					50,000	18.34	505,640
	6/30/2006				25,000		0.01	458,250

Louis Drapeau		0	112,130	168,196
	1/17/2006					90,000	20.00	1,108,026
Nevan C. Elam		0	107,110	160,666
	3/10/2006				7,000		0.01	139,230
	9/1/2006					12,000	17.39	122,038

David Johnston		0	111,970	167,955
	3/10/2006					15,000	19.90	185,933
	9/1/2006					20,000	17.39	703,396
	9/1/2006				10,000		0.01	173,800

John S. Patton		0	122,843	184,265
	3/10/2006				15,000		0.01	298,350

Ajit S. Gill (3)	3/17/2006				65,000		0.01	1,244,264
	3/17/2006					12,244	11.55	134,846
	3/17/2006					2,667	6.12	37,843
	3/17/2006					75,000	18.08	836,877
	3/17/2006					53,334	19.55	727,844
	3/17/2006					100,000	11.55	748,535
	3/17/2006					69,321	6.12	192,093
	3/17/2006					64,167	6.12	916,807
	3/17/2006					3,588	27.88	20,710
	3/17/2006					5,505	27.69	31,963
	3/17/2006					3,334	14.25	14,204
	3/17/2006					6,840	15.38	27,954
	3/17/2006					7,584	9.31	1,080
	3/17/2006					8,180	8.06	808
	3/17/2006					296,412	27.88	1,710,900
	3/17/2006					70,000	27.88	404,042
	3/17/2006					64,495	27.69	374,472
	3/17/2006					280,000	27.69	1,625,739
	3/17/2006					96,666	14.25	411,045
	3/17/2006					30,000	15.38	123,293
	3/17/2006					63,160	15.38	259,573
	3/17/2006					10,616	9.31	1,512
	3/17/2006					64,954	8.06	6,417
	3/17/2006					1,000	8.06	99

Ajay Bansal (4)	3/6/2006				15,001		0.01	295,225
	3/6/2006					4,667	5.06	69,075
	3/6/2006					16,334	5.43	235,979
	3/6/2006					4667	18.54	15,787

(1)	The exercise price of the stock option awards is equal to the closing price of the Company’s Common Stock on the date of grant as reported by the Nasdaq Global Market.
(2)	Refer to Note 15, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 1, 2007 for the relevant assumptions used to determine the valuation of our stock option and restricted stock unit awards.
(3)	The amounts in this column are the grant date fair values of the awards of restricted stock unit awards and stock options reported in the table computed in accordance with FAS 123R. The amount reported for Mr. Gill is the incremental fair value with respect to a modification of his stock options made in connection with his Retirement Agreement (please refer to the section entitled “Named Executive Officer Severance” in the Compensation Discussion and Analysis for a description of the terms of the Retirement Agreement entered into with Mr. Gill), computed as of the modification date in accordance with FAS 123R.
(4)	The amounts in this column are the grant date fair values of the awards of restricted stock awards and stock options reported in the table computed in accordance with FAS 123R. The amount reported for Mr. Bansal is the incremental fair value with respect to a modification of his stock options made in connection with his Transition Agreement (please refer to the section entitled “Named Executive Officer Severance” in the Compensation Discussion and Analysis for a description of the terms of the Transition Agreement), computed as of the modification date in accordance with FAS 123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table includes certain information with respect to the value of all unexercised options and stock awards previously awarded to the named executive officers as of December 31, 2006.

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Name	Exercisable	Unexercisable
Robert B. Chess (1)(2)	93,448	—	15.38	8/18/2008	—	—
	58,594	—	14.25	2/23/2009	—	—
	317,963	—	27.69	1/14/2010	—	—
	222,000	—	27.88	2/21/2001	—	—
	25,583	33,418	6.12	10/31/2012	—	—
	28,875	12,250	11.55	6/5/2013	—	—
	18,888	14,445	19.55	3/4/2014	—	—
	9,166	15,834	18.08	2/12/2013	—	—
	—	37,500	21.38	2/24/2014	18,750	285,188
	25,000	25,000	18.34	6/30/2014	25,000	380,250

Louis Drapeau (2)	—	90,000	19.59	1/17/2014	—	—

Nevan C. Elam (2)(3)	30,666	49,334	18.61	1/17/2014	—	—
	600	11,400	17.39	9/1/2014	—	—
					7,000	106,470

David Johnston (2)(3)(4)	29,166	20,834	14.30	1/5/2014	—	—
	7,333	12,667	18.54	2/9/2013	5,500	83,655
	2,250	12,750	19.90	3/10/2014	—	—
	1,000	19,000	17.39	9/1/2014	10,000	152,100

John S. Patton, Ph.D. (2)(3)(4)	1,000	—	8.06	1/7/2007	—	—
	14,000	—	9.31	1/28/2007	—	—
	100,000	—	13.81	8/1/2008	—	—
	40,000	—	15.38	8/1/2008	—	—
	28,000	—	14.25	2/23/2009	—	—
	19,600	—	27.69	1/14/2020	—	—
	14,000	—	27.88	2/21/2011	—	—
	9,333	4,667	7.15	5/9/2012	—	—
	23,000	7,000	7.78	5/19/2013	—	—
	7,333	12,667	18.54	2/9/2013	5,500	83,655
	—	—	—	—	15,000	228,150

Ajit S. Gill (2)(5)	350,000	—	27.69	1/14/2010	—	—
	370,000	—	27.88	2/21/2011	—	—
	125,000	—	18.08	2/12/2013	—	—
	30,000	—	15.38	8/1/2008	—	—
	63,160	—	15.38	8/1/2008	—	—
	100,000	—	19.55	3/4/2014	—	—

Ajay Bansal (6)	—	—	—	—	—	—

(1)

Mr. Chess received an option grant of 50,000 shares on June 30, 2006 that vests monthly over one year commencing on July 1, 2006. Mr. Chess received a restricted stock unit award of 25,000 shares on June 30, 2006 that fully vested on March 17, 2007. Mr. Chess received an option grant of 37,500 shares on

February 24, 2006 that vest monthly over one year commencing on March 17, 2006. Mr. Chess received a restricted stock unit award of 18,750 shares on February 24, 2006 that fully vested on March 17, 2007. Mr. Chess received an option grant of 25,000 shares on February 12, 2005 with a vesting commencement date of February 1, 2005. The shares granted to Mr. Chess vest monthly for five years from February 1, 2005. Mr. Chess received an option grant of 33,333 shares on March 4, 2004 with a vesting commencement date of February 1, 2004. The shares granted to Mr. Chess vest monthly for five years from February 1, 2004. Mr. Chess received a restricted stock unit award of 16,666 shares on March 4, 2004 that fully vested on December 31, 2006.

(2)	All stock options in the table vest as follows: 20% of the option shares vest on the first anniversary of the grant date; the remaining option shares shall vest monthly thereafter so that all of the shares shall vest on the fifth anniversary of the grant date.
(3)	Mr. Elam and Dr. Patton each received a restricted stock unit award of 7,000 and 15,000 shares, respectively on March 10, 2006. The restricted stock units (RSUs) vest based on the achievement of performance milestones as follows: 20% vest based on achievement of a corporate goal related to the total number of Exubera pulmonary inhalers shipped, 40% vest based on achievement of a corporate goal related to Exubera quarterly royalty revenue and 40% vest based on achievement of a corporate goal related to regulatory progress of the Company’s proprietary product development programs.
(4)	Mr. Johnston and Dr. Patton each received a restricted stock unit award of 10,000 shares on February 9, 2005. The shares of Common Stock are issued upon the vesting of restricted stock units as follows: 20% of the restricted stock units vested on December 31, 2005; an additional 25% of the restricted stock units vested on December 31, 2006; an additional 25% of the restricted stock units vest on December 31, 2007; and the balance of the restricted stock units shall vest on December 31, 2008.
(5)	Pursuant to the Retirement Agreement with Mr. Gill, his unvested outstanding stock options and restricted stock units were accelerated and the exercise period of certain of Mr. Gill’s stock options were extended through June 30, 2009. Please see the section entitled “Named Executive Officer Severance” in the Compensation Discussion and Analysis section for a description of the terms of the Retirement Agreement.
(6)	Pursuant to the Transition Agreement with Mr. Bansal, the vesting of Mr. Bansal’s outstanding stock options and restricted stock units was accelerated such that the amount of these awards that would have vested in the 14 months following the termination of Mr. Bansal’s employment became fully vested. Mr. Bansal was permitted to exercise his vested and outstanding stock awards any time prior to December 31, 2006. Please see the section entitled “Named Executive Officer Severance” in the Compensation Discussion and Analysis section for a description of the Transition Agreement.
(7)	Market value of the unvested shares is based upon the closing price of the Company’s common stock as of December 31, 2006, which was $15.21 per share as reported by the Nasdaq Global Market.

OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to the options exercised by the named executive officers during the fiscal year ended December 31, 2006.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert B. Chess	—		—	5,555	113,100
Louis Drapeau	—		—	—	—
Nevan C. Elam	—		—	—	—
David Johnston	—		—	2,000	40,720
John S. Patton, Ph.D.	58,000	(1)	828,103	10,333	210,380
Ajit S. Gill (2)	542,284		4,770,417	91,667	1,427,639
Ajay Bansal (3)	62,000		639,274	25,334	527,984

(1)	These shares would have expired during the fiscal year unless exercised by Mr. Patton.
(2)	Of the stock options exercised by Mr. Gill, 43,110 were expiring during the fiscal year. The remainder of stock options exercised by Mr. Gill, 499,174 shares, were exercised following Mr. Gill’s termination from the Company. Of the restricted stock unit awards received by Mr. Gill, 10,000 were received during his employment with the Company. The remainder of restricted stock unit awards acquired upon vesting, 81,667 shares, were received following Mr. Gill’s termination from the Company.
(3)	These shares were exercised by Mr. Bansal following his termination from the Company. Of the restricted stock awards received by Mr. Bansal, 10,333 were received during his employment with the Company. The remainder of restricted stock awards acquired upon vesting 15,001 shares, were received following Mr. Bansal’s termination from the Company.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

OFFER LETTER EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Set forth below is a description of offer letter agreements that we have entered into with certain of our named executive officers. Each named executive officer’s base salary, target bonus and long-term equity incentives are reviewed and adjusted on a regular basis as described in the “Compensation Discussion and Analysis” above.

Howard W. Robin. On January 5, 2007, we entered into a letter agreement with Howard W. Robin, our current President and Chief Executive Officer. Under the terms of the letter agreement, Mr. Robin will receive an initial annual base salary of $680,000 and an annual performance bonus target of $400,000 or 59% of his base annual salary. The actual amount of Mr. Robin’s annual performance bonus will range from 0% to 150% of the annual performance bonus target based on the board of director’s assessment of his achievement of a combination of corporate and personal objectives. Mr. Robin was also granted a stock option to purchase 600,000 shares of our common stock under the 2000 Equity Incentive Plan with the shares subject to the stock option vesting according to a 5-year vesting schedule with 20% of the shares subject to the stock option vesting on the one year anniversary of his employment start date and the remainder vesting monthly on a pro-rata basis over the remaining 4 years. At the discretion of the board of directors, Mr. Robin will be eligible to receive additional stock awards under the 2000 Equity Incentive Plan. Mr. Robin is also eligible to participate in the Company’s standard executive benefits program including the change of control severance benefit plan, medical, dental and vision insurance, term life insurance, 401(k) plan, flexible health spending plan, and short & long-term disability upon the terms specified in those plans.

In the event Mr. Robin’s employment is terminated by the Company without cause or by him for good reason, the Company will enter into a severance arrangement with Mr. Robin which will, at a minimum, include the following: (i) a mutual waiver and release, (ii) a cash severance payment equal to his total annual cash compensation target including base salary and annual performance bonus target, (iii) pro-rata vesting credit for his stock options if the date of termination occurs prior to the first anniversary of his employment start date, (iv) the exercise period for the vested and unexercised portion of all stock options held by him shall be 18 months following the termination date and (v) the Company shall pay all applicable COBRA payments for him and his family until the first anniversary of the termination date.

David Johnston. On November 10, 2003, we entered into an offer letter agreement with Mr. Johnston, our Senior Vice President Research & Development, setting forth his initial base salary of $300,000 per year, a targeted variable compensation of $100,000 per year, and an sign-on bonus payment of $30,000. Mr. Johnston was granted stock options to purchase shares of common stock under our 2000 Equity Incentive Plan. In addition, we agreed to reimburse Mr. Johnston for certain relocation expenses, subject to forfeiture if his employment terminates other than “without cause” by us or if he resigns within one year after the relocation expenses have been reimbursed. We also agreed to provide Mr. Johnston with a relocation allowance and rental assistance payments in the first year of his employment. On December 12, 2003, we entered into an addendum to the offer letter with Mr. Johnston providing for additional relocation expenses to reimburse Mr. Johnston for a second move of household goods.

Nevan C. Elam. On January 3, 2005, we entered into an offer letter agreement with Mr. Elam, our Senior Vice President and Head of the Pulmonary Business Unit. This offer letter agreement provided for an initial base salary of $281,250 and a target bonus of $93,750. Mr. Elam was provided a one-time sign-on bonus of $50,000, of which 50% was paid on the three month anniversary of his start date, and the remaining 50% was paid on the nine-month anniversary of his start date. Mr. Elam was granted an option to purchase shares of common stock under our 2000 Equity Incentive Plan.

Louis Drapeau. On January 10, 2006, we entered into an offer letter with Louis Drapeau, our Senior Vice President, Finance and Chief Financial Officer. This offer letter agreement provided for an initial base salary of $352,500 and a target bonus of $117,500. Mr. Drapeau was granted an option to purchase shares of our common stock under the 2000 Equity Incentive Plan.

Please see above for a description of the terms of agreement entered into with Messrs. Gill and Bansal in connection with their resignation as employees of the Company.

NEKTAR THERAPEUTICS CHANGE OF CONTROL SEVERANCE BENEFIT PLAN

We have a Change of Control Severance Benefit Plan, or CIC Plan, that is designed to make certain benefits available to our employees in the event of a change of control and, following such change of control, an employee’s employment with the Company or successor company is terminated in certain specified circumstances. We adopted the CIC Plan to support the continuity of the business in the context of a change of control transaction.

Under the CIC Plan, in the event of a change of control of the Company and a subsequent termination of employment initiated by the Company or a successor company other than for Cause (described below) or initiated by certain employees for a Good Reason Resignation (described below) in each case within 12 months following a change of control transaction:

•

the President and Chief Executive Officer would be entitled to receive cash severance pay equal to 24 months base salary plus annual target incentive pay, the extension of employee benefits over the severance period, the full acceleration of unvested outstanding equity awards, reimbursement on a grossed-up basis for excise tax payments that may become due and up to $5,000 in outplacement assistance.

•

the Chief Scientific Officer, Senior Vice Presidents and Vice Presidents (including Principal Fellows) would each be entitled to receive cash severance pay equal to 12 months base salary plus annual target incentive pay, the extension of employee benefits over this severance period, the full acceleration of unvested outstanding equity awards, reimbursement on a grossed-up basis for excise tax payments that may become due and up to $5,000 in outplacement assistance.

In the event of a change of control transaction and a subsequent termination of employment initiated by the Company or a successor company other than for Cause (as described below) within 12 months following a change of control transaction, all other employees would each be entitled to receive cash severance pay equal to 6 months base salary plus annual target incentive pay, the extension of employee benefits over this severance period and the full acceleration of each such employee’s unvested outstanding equity awards.

For the purposes of the CIC Plan, “Cause” means one or more of the following events:

•	An employee’s conviction of any felony or any crime involving fraud, dishonesty or moral turpitude;

•	An employee’s commission of, or participation in, a fraud or act of dishonesty against the Company or successor company that materially benefits the employee;

•

An employee’s intentional, material violation of any contract or agreement between the employee and the Company or successor company or of any statutory or fiduciary duty owed to the Company or successor company;

•

An employee’s intentional unauthorized use of company or successor company property that materially benefits the employee or intentional unauthorized use or disclosure of company or successor company confidential information or trade secrets;

•	An employee’s intentional gross misconduct or intentional material failure to comply with the Company’s or successor company’s written policies; or

•	An employee’s intentional material failure or refusal to perform his or her position responsibilities, other than on account of a mental or physical disability.

For the purposes of the CIC Plan, “Good Reason Resignation” means a resignation by the Chief Executive Officer, Chief Scientific Officer, Senior Vice Presidents and Vice Presidents (including Principal Fellows) upon the occurrence of one or more of the following events:

•	Assignment of any duties or responsibilities that results in a material diminution in the employee’s function as in effect immediately prior to the change of control transaction.

•

Assignment to a work location more than 50 miles from the employee’s immediately previous work location, unless such reassignment of work location decreases the employee’s commuting distance from his or her residence to his or her assigned work location.

•	More than a 10% decrease in the employee’s monthly base salary as in effect on the date of the change of control transaction or as increased thereafter.

•

Notice to the participant by the Company or successor company that the participant’s employment will be terminated under circumstances that would be a covered termination but for the designation of a date for termination that is greater than 12 months following the change of control transaction.

•

In the case of the Chief Executive Officer and President, such individual does not serve in that position in the successor company and/or is not appointed to the board of directors of the successor company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Had a change in control occurred during fiscal 2006 and had their employment been terminated on December 31, 2006 under the circumstances where severance benefits become due under the CIC Plan, the named executive officers would have been eligible to receive the potential benefits set forth in table below.

	Potential Change of Control Severance Benefits
	Total Annual Target Compensation ($)	Vesting Acceleration ($) (3)	Other Benefits ($) (4)	Total ($) (5)
Howard W. Robin (1)	2,160,000	414,000	44,808	2,618,808
Louis Drapeau (2)	470,000	—	22,617	492,617
Nevan C. Elam (2)	433,300	106,400	24,904	564,604
David Johnston (2)	465,960	254,559	24,904	745,423
John S. Patton, Ph.D. (2)	410,581	629,276	18,343	1,058,200

(1)	Assumes Mr. Robin would have been employed by the Company as of December 31, 2006. Mr. Chess is not included in the table even though he was the President and Chief Executive Officer as of December 31, 2006, because he is no longer eligible to receive benefits under the CIC Plan as of the date of this proxy statement. Refer to “Employment Agreements and Arrangements” above for discussion of severance benefits Mr. Robin would receive in the event his employment is terminated for reasons not related to a change of control (i) by the Company without Cause; or (ii) by Mr. Robin, for a Good Reason Resignation, in each case as described above.
(2)	Each of the named executive officers (other than the Chief Executive Officer) would be entitled under the CIC Plan to receive cash severance pay equal to 12 months base salary plus annual target incentive pay, the extension of employee benefits over this severance period and the full acceleration of unvested equity awards.
(3)	This amount is based on (i) the value of in-the-money unvested options as of December 31, 2006, net of exercise price and (ii) the number of shares of RSU awards that are unvested as of that date, in each case based on the closing price of the Company’s common stock on December 29, 2006, which was $15.21.
(4)	This amount includes estimated COBRA premiums at $1,500 per month and up to $5,000 for outplacement services.
(5)	This amount excludes any amount that might be payable to each employee as reimbursement on a grossed-up basis for excise tax payments that may become due if it were determined that the any payments in connection with a change of control constitute an “excess parachute payment” under the Internal Revenue Code of 1986, as amended.

Other than for Mr. Robin, the Company does not have any agreement or obligation to pay any of the named executive officers termination benefits for a voluntary or involuntary termination that is not in connection with a change in control transaction. In the event Mr. Robin’s employment is terminated by the Company without Cause

(as defined in CIC Plan) or by him for a Good Reason Resignation (as defined in CIC Plan), the Company will enter into a severance arrangement with Mr. Robin which will, at a minimum, include the following:

•	a mutual waiver and release,

•	a cash severance payment equal to his total annual cash compensation target including base salary and annual performance bonus target (current estimated value $1,080,000),

•	pro-rata vesting credit for his stock options if the date of termination occurs prior to the first anniversary of his employment start date,

•	the exercise period for the vested and unexercised portion of all stock options held by him shall be 18 months following the termination date and

•	payment of all applicable COBRA payments for him and his family until the first anniversary of the termination date (current estimated value $18,000).

DIRECTOR COMPENSATION TABLE

In March 2006, the Board approved the Compensation Plan for Non-Employee Directors and amended and restated such plan on February 20, 2007 (the “Director Plan”). Only the Company’s non-employee directors are eligible to participate in the Director Plan. The following table shows for the fiscal year ended December 31, 2006, compensation awarded or paid to our Non-Employee Directors at December 31, 2006.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	All Other Compensation Earnings ($)	Total ($)
Michael Brown (5)	52,125	16,905	213,448	10,000	292,478
Joseph J. Krivulka	54,875	16,905	231,552	—	303,332
Christopher Kuebler	50,500	16,905	213,728	—	281,133
Irwin Lerner	41,250	16,905	213,782	—	271,883
Susan Wang	54,500	16,905	184,332	—	255,737
Roy Whitfield	54,750	16,905	116,581	—	188,236

(1)	Mr. Chess, the Company’s Chairman of the Board and former Acting President and Chief Executive Officer and Dr. Patton, the Company’s Founder and Chief Scientific Officer, are not included in this table as they were employees of the Company in 2006 and thus receive no compensation for their services in their capacities as Director. Mr. Gill is not included on this table because at all times prior to his resignation as a director in March 2006 he was an employee of the Company. The compensation received by Mr. Chess, Dr. Patton and Mr. Gill as employees of the Company is shown in the Summary Compensation Table.
(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with SFAS No. 123R. For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures made during the year. For a complete description of the assumptions made in determining the SFAS No. 123R valuation, please refer to Note 2-Share-Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. As of December 31, 2006, each non-employee director of the Company has the following number of restricted stock unit awards outstanding: Michael Brown: 5,000; Joseph J. Krivulka: 5,000; Christopher Kuebler: 5,000; Irwin Lerner: 5,000; Susan Wang: 5,000; and Roy Whitfield: 5,000.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123R. As of December 31, 2006, each non-employee director of the Company has the following number of stock options outstanding: Michael Brown: 122,500; Joseph J. Krivulka: 67,500; Christopher Kuebler: 120,000; Irwin Lerner: 165,000; Susan Wang: 77,375; and Roy Whitfield: 155,000.
(4)	The grant date fair value of each restricted stock unit awards awarded to our non-employee directors is $71,750. The grant date fair value of each stock option awarded to our non-employee directors is $81,313.

(5)	Represents a special payment recommended and approved by the board of directors for Mr. Brown’s service as Chairman of the Company’s organization and compensation committee in connection with the Company’s CEO hiring process.

Under the Director Plan, each non-employee director is eligible to receive an annual retainer of $25,000 for their service on the board of directors, an annual retainer of $25,000 for serving as the chair or lead director of the board of directors, an annual retainer of $7,500 for serving on the audit committee, an additional annual retainer of $7,500 for serving as chair of the audit committee, an annual retainer of $5,000 for serving on any other committee established by the board of directors, and an additional annual retainer of $5,000 for serving as chair of any other such committee. In addition, (a) if a non-employee director attends more than four (4) regularly scheduled board meetings then such non-employee director receives an additional $2,000 per in person meeting and (b) if the non-employee director attends more than four (4) telephonic board meetings then such non-employee director receives an additional $1,000 per telephonic meeting. Similarly, (a) if a non-employee director attends more than four (4) regularly scheduled committee meetings then such non-employee director receives an additional $1,000 per in person meeting and (b) if the non-employee director attends more than four (4) telephonic committee meetings then such non-employee director receives an additional $500 per telephonic meeting.

In addition, under the Director Plan, in September of each year, each non-employee director receives equity awards with an aggregate value composed of fifty percent (50%) stock options at an exercise price equal to the closing price of the Company’s common stock on the grant date and fifty percent (50%) restricted stock unit awards. This annual equity compensation award is based on the approximate aggregate value of the median equity compensation for non-employee directors of comparable companies as determined annually by the board of directors. The value of stock options is determined based on the application of the Black-Scholes valuation method. Stock options and restricted stock unit awards granted to non-employee directors under the Director Plan vest monthly over a period of one year and stock options have a term of eight (8) years. In the event of a change of control, the vesting of each option or restricted stock unit award will accelerate in full as of the closing of such transaction.

On December 6, 2006, the board of directors approved an amendment to all outstanding stock awards held by non-employee directors to provide for full acceleration of vesting in the event of a change of control transaction. Under the Company’s 1994 Director Plan, the non-employee director’s stock awards were fully accelerated in the event of a change in control transaction and this term was inadvertently not carried over to the stock awards made to non-employee directors under the 2000 Equity Incentive Plan.

CERTAIN RELATIONSHIPS

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with in a timely manner.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our inception in 1990. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2006 and December 31, 2005, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2006	2005
Audit Fees	$2,714,550	$2,699,038
Audit-related Fees (includes fees for accounting research and consultation)	433,450	412,067
Tax Fees (includes fees for tax preparation and compliance)	—	48,255
All Other Fees (1)	377,900	140,391

Total Fees	$3,525,900	$3,299,751

(1)	Fees paid in 2005 in connection with the Aerogen, Inc. acquisition and fees paid in 2006 relate to accounting consultation for non-standard transactions and litigation support.

The audit committee approved all fees described above.

PRE-APPROVAL POLICIES AND PROCEDURES

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally requires pre-approval for specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Nektar Therapeutics stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Nektar Therapeutics, Secretary, 201 Industrial Road, San Carlos, California 94070 or contact our Secretary at (650) 631-3100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Gil M. Labrucherie General Counsel and Secretary

April 25, 2007

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006, is available without charge upon written request to: Secretary, Nektar Therapeutics, 201 Industrial Road, San Carlos, California 94070.

NEKTAR THERAPEUTICS

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2007

The undersigned hereby appoints Howard W. Robin and Louis Drapeau and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Nektar Therapeutics, which the undersigned may be entitled to vote at the annual meeting of stockholders of Nektar Therapeutics to be held at 1770 S. Amphlett Blvd., San Mateo, California, on Thursday, June 7, 2007 at 1:00 p.m., local time, (and at any and all postponements , continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted in favor of all nominees listed in Proposal 1 and in favor of Proposal 2, as more specifically described in the Proxy Statement.

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

NOMINEES:	FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below.
01) Christopher A. Kuebler, 02) Irwin Lerner and 03) John S. Patton	☐	☐

____

Signature ______________________ **Signature** ______________________ **Date** ____________

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

▲ **FOLD AND DETACH HERE** ▲

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view the Annual Report and Proxy Statement on the internet at www.nektar.com

The Board of Directors recommends a vote “For” each named nominee.

The Board of Directors recommends a vote “For” Proposal 2.

FOR AGAINST ABSTAIN

PROPOSAL 1: To elect three directors to hold office until the 2010 Annual Meeting of Stockholders. FOR all WITHHOLD nominees listed AUTHORITY below (except as to vote for all NOMINEES: marked to the nominees

01) Christopher A. Kuebler, contrary below) listed below.

02) Irwin Lerner and

03) John S. Patton

PROPOSAL 2: To ratify the selection of Ernst & Young LLP as independent registered public accounting firm of Nektar Therapeutics for the fiscal year ending December 31, 2007.

To withhold authority to vote for any nominees write such nominee’s name below:

Please vote, date and promptly return this Proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Signature Signature Date

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/nktr Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.